Exhibit 99.1

	1720 North First Street	February 27, 2013
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER 2012

SAN JOSE, CA  — California Water Service Group (NYSE : CWT) today announced 2012 net income of $48.8 million, up 29.5%, or $11.1 million, from 2011, and diluted earnings per share of $1.17, an increase of 29.1%, or $0.27, over the prior year.

Total revenue increased $58.2 million, or 11.6%, to $560.0 million, compared to revenue of $501.8 million for 2011.  Sales to new customers added $1.2 million, general rate increases added $11.8 million, offset rate increases to recover increases in purchased water costs added $17.1 million, the reversal of the 2011 deferred WRAM revenue added $12.9 million and increased usage by existing customers and other activities added $15.2 million.

Total operating expenses increased $51.5 million, or 11.8%, to $486.1 million in 2012, including $10.5 million of 2011 deferred costs associated with the 2011 deferred WRAM revenues.  Water production costs increased $20.9 million, or 11.5%, to $202.7 million, primarily due to wholesale water rate increases.  Administrative and general costs increased by $8.2 million, or 9.5%, to $93.9 million, due primarily to labor and benefit expense.  Changes in pension cost for regulated California operations do not affect earnings because the Company is allowed by the

California Public Utilities Commission (CPUC) to track pension cost changes in a balancing account for future recovery, which creates a corresponding change to operating revenues.

Maintenance expense decreased $1.6 million, or 7.5%, to $19.1 million. Depreciation expense increased $4.3 million, or 8.5%, to $54.7 million, due to increases in utility plant.  Income taxes charged to operating expenses and other income and expenses decreased $1.7 million due to a nonrecurring income tax benefit related to 2011 and prior years for repairs costs previously capitalized for book and income tax purposes.  Effective January 1, 2012, the corporate federal income tax repairs and maintenance deduction for qualified tangible property became mandatory for property placed into service during 2012 and prior years.  The new tax regulations require the Company to deduct a significant amount of costs previously capitalized for book and tax purposes, which resulted in a $6.2 million reduction in income tax expense in 2012.

Other income, net of income taxes, increased $2.9 million, primarily due to a mark-to-market adjustment to reflect the increased value of long-term assets held by the Company’s non-qualified retirement plans.  Net interest expense decreased $1.6 million, or 5.3%, to $28.1 million, due to lower interest rates on short-term borrowings.

According to Chairman and Chief Executive Officer Peter C. Nelson, 2012 performance was  better than expected, given the fact that it was the second year in Cal Water’s three-year rate case cycle.

“Our 2012 results were positively impacted by prudent financial and operational management, as increases in wages, health care costs, and post retirement benefits (other than pensions) were mitigated by decreases in maintenance costs, interest expense, and costs for outside services.  We also benefitted from a federal tax rule change and from a mark-to-market accounting adjustment to reflect an increase in the value of long-term assets held by the Company’s non-qualified retirement plans,” Nelson said.

“We will remain focused on operating as efficiently as possible in 2013, which is the final year of Cal Water’s current three-year rate case cycle,” he said.

Fourth Quarter 2012 Results

For the fourth quarter of 2012, net income increased $3.1 million, or 168.0%, to $5.0 million from net income of $1.9 million in the fourth quarter of 2011, and diluted earnings per common share increased $0.08, an increase of 167.4%, to $0.12 per common share from the same period last year.

Revenue for the fourth quarter increased $18.5 million, or 18.0%, to $121.5 million from the same period last year.  Sales to new customers added $0.3 million, general rate increases added $2.4 million, offset rate increases to recover increases in purchased water costs added $3.2, and increased usage by existing customers and other activities added $12.6 million.

Total operating expenses for the quarter increased $14.9 million, or 15.6%, to $110.3 million over operating expenses in the same period last year.  Water production costs increased $1.1 million, or 2.6%, to $44.6 million.  Administrative and general expenses increased $1.7 million, or 7.6%, to $24.8 million.  Other operations expense increased $11.1 million, or 162.5%, to 17.9 million, due mainly to 2011 deferred costs associated with deferred WRAM revenues recognized in 2012.

Maintenance expense decreased $1.2 million, or 20.9%, to $4.4 million, due to decreased costs for repairs.  Depreciation expense increased $0.6 million, or 4.6%, to $13.3 million, due to increases in utility plant.  Taxes other than income increased $1.3 million, or 32.5%, to $5.4 million, primarily due to increases in property taxes.

Regulatory Update for 2012

In January 2012, the Company received authorized revenue increases totaling $2.9 million annually for its Washington Water and Hawaii Water subsidiaries. The Company anticipates further rate relief in Hawaii in 2013 from other 2012 filings with the Hawaii Public Utilities Commission.

Cal Water received annual escalation increases in 2012 reflecting inflation and additional plant investments, which add $8.7 million to authorized annual revenue. Cal Water received $9.6 million in authorized escalation revenue increases in January 2013.

Cal Water filed a General Rate Case in July 2012, requesting additional revenue of $92.7 million in 2014, $17.2 million in 2015, and $16.9 million in 2016.  After a thorough review, the Commission will determine how much of a revenue increase it deems necessary in order for Cal Water to continue to deliver a reliable supply of high-quality water.  New rates are scheduled to become effective in January 2014.

The California Public Utilities Commission issued two key decisions in 2012.  First, in April, the Commission revised its policy that required Water Revenue Adjustment Mechanism (WRAM) balances to be recovered in rates over an extended period of time.  This delay in recovery impacted the Company’s results in 2011.  Going forward, in most cases, balances will be recoverable within 18 months.  Second, in July, in its “cost of capital” decision, the Commission authorized a return on equity of 9.99%, a cost of debt of 6.24%, and a capital structure of 46.60% long-term debt and 53.40% common equity.  The decision also adopted a two-way index mechanism that will further reduce the authorized return on equity to 9.43% for 2013 due to the decline in interest rates.

Other Information

All stockholders and interested investors are invited to listen to the 2012 year-end and fourth quarter conference call on February 28, 2013 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-455-2296 or 1-719-457-2697 and keying in ID #8496669.  A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 28, 2013 through April 28, 2013, at 1-

888-203-1112 or 1-719-457-0820, ID #8496669.   The call, which will be hosted by Chairman and CEO Peter C. Nelson, President and Chief Operating Officer Martin A. Kropelnicki, and Vice President and Chief Financial Officer Thomas F. Smegal III, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available online at www.calwatergroup.com.

Attachments (2).

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2012	2011
ASSETS
Utility plant:
Utility plant	$2,096,363	$1,960,381
Less accumulated depreciation and amortization	(639,307)	(579,262)
Net utility plant	1,457,056	1,381,119

Current assets:
Cash and cash equivalents	38,790	27,203
Receivables
Customers	29,958	28,418
Regulatory balancing accounts	34,020	21,680
Other	11,943	6,422
Unbilled revenue	15,394	15,068
Materials and supplies at average cost	5,874	5,913
Taxes, prepaid expense, and other assets	10,585	9,184
Total current assets	146,564	113,888

Other assets:
Regulatory assets	344,419	319,898
Goodwill	2,615	2,615
Other assets	45,270	37,067
Total other assets	392,304	359,580
	$1,995,924	$1,854,587

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$419	$418
Additional paid-in capital	221,013	219,572
Retained earnings	252,280	229,839
Total common stockholders’ equity	473,712	449,829
Long-term debt, less current maturities	434,467	481,632
Total capitalization	908,179	931,461

Current liabilities:
Current maturities of long-term debt	46,783	6,533
Short-term borrowings	89,475	47,140
Accounts payable
Trade and other	47,199	48,923
Regulatory balancing accounts	5,018	2,655
Accrued interest	4,705	4,756
Accrued expenses and other liabilities	49,887	41,868
Total current liabilities	243,067	151,875

Unamortized investment tax credits	2,180	2,254
Deferred income taxes, net	158,846	116,368
Pension and postretirement benefits other than pensions	244,901	232,110
Regulatory liability and Other	92,593	79,050
Advances for construction	187,584	187,278
Contributions in aid of construction	158,574	154,191
	$1,995,924	$1,854,587

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2012	2011

For the Three-Months ended:
Operating revenue	$121,530	$103,014
Operating expenses:
Operations:
Water production costs	44,580	43,457
Administrative and General	24,817	23,056
Other operations	17,891	6,817
Maintenance	4,400	5,560
Depreciation and amortization	13,285	12,695
Income taxes	(121)	(253)
Property and other taxes	5,425	4,096
Total operating expenses	110,277	95,428

Net operating income	11,253	7,586

Other income and expenses:
Non-regulated revenue	4,743	4,663
Non-regulated expenses	(2,978)	(2,400)
Loss on sale of non-utility property	—	—
Income taxes expense on other income and expenses	(713)	(917)
	1,052	1,346

Interest expense:
Interest Expense	8,053	7,899
Less: capitalized interest	(754)	(835)
Net interest expense	7,299	7,064

Net income	$5,006	$1,868

Earnings per share
Basic	$0.12	$0.04
Diluted	$0.12	$0.04
Weighted average shares outstanding
Basic	41,908	41,817
Diluted	41,908	41,817
Dividends per share of common stock	0.15750	0.15375

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2012	2011

For the Twelve-Months ended:
Operating revenue	$559,966	$501,814
Operating expenses:
Operations:
Water production costs	202,699	181,753
Administrative and General	93,927	85,758
Other operations	77,104	54,696
Maintenance	19,142	20,698
Depreciation and amortization	54,668	50,385
Income taxes	19,356	23,025
Property and other taxes	19,227	18,332
Total operating expenses	486,123	434,647

Net operating income	73,843	67,167

Other income and expenses:
Non-regulated revenue	16,686	16,160
Non-regulated expenses	(11,553)	(15,822)
Gain on sale of non-utility property	84	62
Income taxes expense on other income and expenses	(2,096)	(141)
	3,121	259

Interest expense:
Interest Expense	31,537	32,455
Less: capitalized interest	(3,401)	(2,741)
Net interest expense	28,136	29,714

Net income	$48,828	$37,712

Earnings per share
Basic	$1.17	$0.90
Diluted	$1.17	$0.90
Weighted average shares outstanding
Basic	41,892	41,762
Diluted	41,892	41,772
Dividends per share of common stock	$0.6300	$0.6150